Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-264397) pertaining to the Core Scientific, Inc. 2021 Equity Incentive Plan, Core Scientific, Inc. 2021 Employee Stock Purchase Plan, Mineco Holdings, Inc. 2018 Omnibus Incentive Plan, Blockcap, Inc. Equity Incentive Plan, and Amended and Restated Radar Relay, Inc. 2018 Equity Incentive Plan of Core Scientific, Inc. (Debtor-in-Possession) of our report dated March 31, 2022 (except for the impact of the SPAC recapitalization as described in Note 4, Merger Agreement, as to which the date is April 3, 2023), with respect to the consolidated financial statements of Core Scientific, Inc. (Debtor-in-Possession) included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Seattle, Washington
March 12, 2024